FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

DORATO RESOURCES INC. (the “Issuer”)

Suite 1901 – 1177 West Hastings Street

Vancouver, B.C. V6E 2K3

Item 2.	Date of Material Change

October 22, 2008

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is October 22, 2008.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports that they have exerised their option to acquire of 100% interest in the Maravilla and Lahaina properties in Peru.

Item 5.	Full Description of Material Change

The Issuer reports that it has exercised its option to acquire a 100% interest in 18 mineral claims, comprising an aggregate of 14,500 hectares (the “Maravilla Property”) and a 100% interest in 17 mineral claims comprising an aggregate of 15,468 hectares (the “Lahaina Property”). The Issuer is completing all the formalities required by the Peruvian law in order to put into effect the transfer of the properties pursuant to option agreements entered into between the Issuer and a Peruvian national previously announced on November 19, 2007.

The total consideration for the Maravilla Property was 1,250,000 common shares of the Issuer (“Dorato Shares”) and US$300,000. Of this, 250,000 Dorato Shares and US$300,000 was previously paid and the remaining 1,000,000 Dorato Shares were issued on October 20, 2008.

The total consideration for the Lahaina Property was 3,400,000 Dorato Shares and US$270,000. Of this, 400,000 Dorato Shares and US$270,000 was previously paid and the remaining 3,000,000 Dorato Shares were issued on October 20, 2008.

The Dorato Shares issued on October 20, 2008 are subject to a statutory hold period expiring February 21, 2009.

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding future anticipated property acquisitions, exploration program results, the discovery and delineation of mineral deposits/resources/reserves, business and financing plans, potential mining scenarios, the success of mineral processing procedures, business trends and future operating costs and revenues.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward-looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the Issuer’s ability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer’s ability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.

All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and its U.S. public disclosure filings at www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Anton J. Drescher, President

Business Telephone No.:  (604) 408-7488

Item 9.	Date of Report

October 22, 2008